Exhibit 99.1
CEVA, Inc. Announces Third Quarter 2009 Financial Results
•	Improved licensing environment and continued market share gains on handsets
•	Generated all-time record high gross and operating margins of 91% and 17%, respectively
SAN JOSE, Calif. — October 28, 2009 — CEVA, Inc. (NASDAQ: CEVA); (LSE: CVA), a leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for the mobile handset, consumer electronics and portable device markets, today announced its financial results for the third quarter ended September 30, 2009.
Total revenue for the third quarter of 2009 was $9.7 million, a decrease of 5% compared to $10.2 million reported in the third quarter of 2008. Third quarter 2009 licensing revenue was $5.2 million, a decrease of 12% when compared to $6.0 million reported in the third quarter of 2008. Royalty revenue for the third quarter of 2009 was $3.7 million, an increase of 12% compared to $3.3 million reported for the third quarter of 2008. Revenue from services for the third quarter of 2009 was $0.7 million, down 23% from $0.9 million reported for the third quarter of 2008.
U.S. GAAP net income for the third quarter of 2009 was $1.8 million, an increase of 25% over $1.4 reported for the same period in 2008. U.S. GAAP diluted net income per share for the third quarter of 2009 was $0.09 per share, an increase of 29% compared to $0.07 for the third quarter of 2008. Non-GAAP net income and diluted net income per share for the third quarter of 2009, excluding the aggregate equity-based compensation expense of $0.7 million, were both all time record highs of $2.4 million and $0.12 per share, an increase of 34% and 33%, respectively, over the $1.8 million and $0.09 per share reported for the third quarter of 2008. Non-GAAP net income and diluted net income per share for the third quarter of 2008 excluded aggregate equity-based compensation expense of $0.8 million and a capital gain of $0.4 million related to the divestment of the Company’s equity interest in GloNav Inc.
Gideon Wertheizer, Chief Executive Officer of CEVA, stated, “Our solid third quarter performance reflects a strong demand for our DSPs and technologies and a continued worldwide market share expansion in the handsets market which reached a record high of 23%. We are encouraged by the increasing demand for our newest technologies for the growing markets of LTE, MID, HD multimedia and Passive Optical Networks (PON).”

During the third quarter, the Company concluded six new license agreements. Five agreements were for CEVA DSP cores, platforms and software and one agreement was for Bluetooth technology. Target applications for customer deployment are 2G ultra-low cost phones, 3G handsets, Smartphones, mobileTVs, portable multimedia and Passive Optical Networks (PON). Geographically, three of the agreements signed were in Europe and three in Asia.
Yaniv Arieli, Chief Financial Officer of CEVA, stated, “Our third quarter results and the positive momentum in our business exceeded our expectations. As a result, our gross and operating margins as well as our non-GAAP net income and EPS reached record highs during the quarter. We also generated positive cash flow of approximately $4.0 million, bringing our cash balances and marketable securities to $91.8 million.”
CEVA Conference Call
On October 28, 2009, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time / 12:30 p.m. London time, to discuss the operating performance for the quarter.
The conference call will be available via the following dial in numbers:
•	US Participants: Dial 1-877-493-9121 (Access Code: CEVA)
•	UK/Rest of World: Dial +44-800-051-3806 (Access Code: CEVA)
The conference call will also be available live via the Internet at the following link: http://www.videonewswire.com/event.asp?id=62652. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software.
For those who cannot access the live broadcast, a replay will be available by dialing 1-800-642-1687 (passcode: 33933901) for US domestic callers and +44-800-917-2646 (passcode: 33933901) for international callers from two hours after the end of the call until 11:59 p.m. (Eastern Time) on November 4, 2009. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information Contact:

Yaniv Arieli, CFO	Richard Kingston
CEVA, Inc.	CEVA, Inc.
Tel: +1.408.514.2941	Tel: +1.408.514.2976
Email: yaniv.arieli@ceva-dsp.com	Email: richard.kingston@ceva-dsp.com

About CEVA, Inc.
Headquartered in San Jose, Calif., CEVA is a leading licensor of silicon intellectual property (SIP) DSP Cores and platform solutions for the mobile handset, portable and consumer electronics markets. CEVA’s IP portfolio includes comprehensive solutions for multimedia, audio, voice over packet (VoP), Bluetooth and Serial ATA (SATA), and a wide range of programmable DSP cores and subsystems with different price/performance metrics serving multiple markets. In 2008, CEVA’s IP was shipped in over 300 million devices. For more information, visit www.ceva-dsp.com.
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including Mr. Wertheizer’s statements about the company being encouraged by the increased interest in CEVA’s newest DSP technologies for next generation wireless products, and Mr. Arieli’s statements about the positive momentum in the Company’s business. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the effect of intense competition within our industry; the effect of the challenging period of growth experienced by industries in which we license our technologies; the possibility that the markets for our technologies may not develop as expected; the possibility that the markets for our technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; our ability to continue to improve our royalty revenue in future periods; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — U.S. GAAP
U.S. dollars in thousands, except per share data

	Quarter ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Licensing	$5,242	$5,974	$14,059	$17,088
Royalties	3,694	3,296	11,403	10,067
Other revenues	723	936	2,820	3,201

Total revenues	9,659	10,206	28,282	30,356

Cost of revenues	849	1,105	3,211	3,543

Gross profit	8,810	9,101	25,071	26,813

Operating expenses:
Research and development, net	4,061	4,778	12,132	15,133
Sales and marketing	1,628	1,822	4,914	5,401
General and administrative	1,525	1,705	4,555	4,991
Amortization of intangible assets	—	12	—	53
Reorganization expense	—	—	—	3,537

Total operating expenses	7,214	8,317	21,601	29,115

Operating income (loss)	1,596	784	3,470	(2,302)
Interest and other income, net	551	1,003	3,402	13,226

Income before taxes on income	2,147	1,787	6,872	10,924
Taxes on income	394	384	1,436	3,319

Net income	1,753	1,403	5,436	7,605

Basic net income per share	$0.09	$0.07	$0.28	$0.38

Diluted net income per share	$0.09	$0.07	$0.27	$0.37
Weighted-average number of Common Stock used in computation of net income per share (in thousands):
Basic	19,689	20,157	19,588	20,131
Diluted	20,492	20,799	20,087	20,776

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures
(U.S. Dollars in thousands, except per share amounts)

	Quarter ended			Nine months ended
	September 30,			September 30,
	2009	2008		2009		2008
	Unaudited	Unaudited		Unaudited		Unaudited
GAAP net income	1,753	1,403		5,436		7,605
Equity-based compensation expense included in cost of revenue	21	28		90		83
Equity-based compensation expense included in research and development expenses	197	273		689		805
Equity-based compensation expense included in sales and marketing expenses	138	143		442		380
Equity-based compensation expense included in general and administrative expenses	329	343		989		816
Reorganization expense (1)	—	—		—		3,537
Other income (2)(3)(4)	—	(358)		(1,901)		(11,247)
Taxes on income (2)(4)	—	(19)		543		3,177

Non-GAAP net income	2,438	1,813		6,288		5,156

GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	20,492	20,799		20,087		20,776

Weighted-average number of shares related to outstanding options	96	169		36		169

Weighted-average number of Common Stock used in computation of diluted net income per share, excluding equity-based compensation expense; reorganization expense, net; capital gains associated with the divestment of CEVA’s equity investment in GloNav Inc., net; and disposal of an investment, net (in thousands)	20,588	20,968		20,123		20,945
GAAP diluted net income per share	$0.09	$0.07		$0.27		$0.37
Equity-based compensation expense	$0.03	$0.04		$0.10		$0.10
Reorganization expense	—	—		—		$0.17	(1)
Other income	—	(0.02	)(3)	(0.09	)(4)	(0.54	)(2)
Taxes on income	—	$0.00		$0.03	(4)	$0.15	(2)

Non-GAAP diluted net income per share	$0.12	$0.09		$0.31		$0.25

(1)	Results for the nine months ended September 30, 2008 included a reorganization expense of $3.5 million related to the termination of the long-term Harcourt lease property in Ireland.

(2)
Results for the nine months ended September 30, 2008 included a capital gain of $11.2 million reported in interest and other income, net, and the applicable tax expense of $3.2 million reported in taxes on income, related to the divestment of CEVA’s equity interest in GloNav Inc. to NXP Semiconductors and a gain of $0.02 million reported in interest and other income, net, related to the disposal of an investment.

(3)
Results for the three months ended September 30, 2008 included a capital gain of $0.4 million reported in interest and other income, net, related to the divestment of CEVA’s equity interest in GloNav Inc.

(4)
Results for the nine months ended September 30, 2009 included a capital gain of $1.9 million reported in interest and other income, net, and the applicable tax expense of $0.5 million reported in taxes on income, related to the divestment of CEVA’s equity interest in GloNav Inc. to NXP Semiconductors.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. Dollars in thousands)

	September 30,	December 31,
	2009	2008
	Unaudited	Audited
ASSETS
Current assets:
Cash and cash equivalents	$8,657	$13,328
Marketable securities and bank deposits	83,122	71,301
Trade receivables, net	6,364	5,390
Deferred tax assets	1,075	1,085
Prepaid expenses and other accounts receivables	4,675	4,921

Total current assets	103,893	96,025

Long-term investments:
Severance pay fund	4,071	3,441
Deferred tax assets	419	351
Property and equipment, net	1,217	1,271
Goodwill	36,498	36,498

Total assets	$146,098	$137,586

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$560	$615
Deferred revenues	541	1,034
Taxes payable	99	44
Accrued expenses and other payables	8,290	10,446
Deferred tax liabilities	183	—

Total current liabilities	9,673	12,139

Accrued severance pay	4,337	3,788

Total liabilities	14,010	15,927

Stockholders’ equity:
Common Stock:	20	20
Additional paid in-capital	155,960	153,712
Treasury Stock	(2,327)	(5,077)
Other comprehensive income (loss)	488	(24)
Accumulated deficit	(22,053)	(26,972)

Total stockholders’ equity	132,088	121,659

Total liabilities and stockholders’ equity	$146,098	$137,586